EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Urologix Announces Closing of Over-Allotment Option

MINNEAPOLIS — August 7, 2012 — Urologix®, Inc. (NASDAQ:ULGX), the leading provider of in-office procedures for the safe, durable and effective treatment of BPH, today announced the sale of an additional 780,000 shares of its common stock at a price to the public of $0.75 per share. The sale was pursuant to a 45-day over-allotment option granted to the underwriter as part of the Company’s recently completed public offering of 5,200,000 shares of its common stock that closed July 5, 2012. Urologix received proceeds of approximately $544,000, after underwriter discounts, from the sale of the over-allotment shares.

Dougherty & Company LLC served as the sole underwriter for the offering.

The offering was made pursuant to an effective registration statement. Any offer, if at all, was made only by means of a prospectus forming a part of the effective registration statement. You may obtain a copy of the prospectus relating to the offering for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus for this offering may also be obtained from: Dougherty & Company LLC, Attention: Joseph Sullivan, Corporate Finance and Investment Banking, 90 South 7th Street, Suite 4300, Minneapolis, MN 55402, or toll free at (800) 328-4000.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties include the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011, the prospectus relating to the offering, and other documents filed with the Securities and Exchange Commission.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Cooled ThermoTherapy™ product line includes the CoolWave® and Targis® Control Units and the CTC Advance® and Targis® catheter families.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH voiding symptoms.  Both of these products provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

Contact: Brian J. Smrdel, Chief Financial Officer, (763) 475-7696